Exhibit 18

November 1, 2013
Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX 75038

Dear Sirs/Madams:

At your request, we have read the description, included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2013, of the facts relating to a change in the measurement date for the annual test of goodwill impairment from October 1 to July 1 for all reporting units. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the change in accounting principle described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Kimberly-Clark Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2012. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Kimberly-Clark Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2012.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Dallas, Texas
November 1, 2013